Exhibit 10.2

TERMINATION AGREEMENT

This Termination Agreement is dated September 26, 2025 (the “Termination Agreement”), by and between Puyi Group Limited, a British Virgin Island exempt company (“Puyi Group”), and Echoes Group Ltd, a British Virgin Islands business company (“Echoes Group”).

WHEREAS, Puyi Group and Echoes Group are parties to a certain Shares Sales and Purchases Agreement (the “Original Agreement”) dated as of September 12, 2025, pursuant to which Puyi Group agreed to transfer to Echoes Group the equity interests related to Puyi Holdings (Hong Kong) Limited (“Puyi HK”) and subsidiaries directly or contractually controlled by Puyi HK and the affiliated rights and interests (details as set out in the Original Agreement);

WHEREAS, in light of the operational adjustments, Puyi Group agreed and Echoes Group have amicably negotiated and reached a consensus to terminate the Original Agreement, and shall no longer perform the rights and obligations thereunder since the date of this Termination Agreement;

WHEREAS, as of the date of this Termination Agreement, the share transfer of Puyi HK to Echoes Group has not been consummated;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and other promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, Puyi Group agreed and Echoes Group as follows:

Section 1. Termination.

Puyi Group agreed and Echoes Group hereby agree that the Original Agreement will terminate effective as of the date of this Termination Agreement and shall be of no further force or effect.

Section 2. No Termination Fee.

Puyi Group agreed and Echoes Group hereby agree that there is no termination fee, penalties or any financial obligation on either party in connection with the termination.

Section 3. Mutual Release.

Each party, on behalf of itself and its respective affiliates, agents, parents, subsidiaries, successors and assigns, hereby releases the other party and its affiliates, agents, parents, subsidiaries, successors and assigns from any and all claims, obligations and liabilities arising from or relating to the Original Agreement, which agreement and any continuing obligations thereunder are hereby terminated and of no further force and effect.

Section 4. Treatment of Payments

The Parties acknowledge and agree that the payment of RMB 10,500,000 made by Echoes Group to Puyi Group on September 17, 2025 (the “Prior Payment”), which was initially made in connection with the Original Agreement, shall be treated as an advance payment under the New Share Sale and Purchase Agreement to be entered into by Echoes Group and Maase Inc. The Prior Payment shall be credited in full against the first installment of the purchase price payable by Echoes Group under the New Shares Sales and Purchases Agreement.

Section 5. Governing Law and Dispute Resolution.

This Termination Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three (3) arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the Party-nominated arbitrators. The arbitration shall be conducted in English.

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement as of the date first written above.

Echoes Group Ltd

By:	/s/ Kristina MUKHACHOVA
	Name:	Kristina MUKHACHOVA
	Title:	Director

Puyi Group Limited

By:	/s/ Min Zhou
	Name:	Min Zhou
	Title:	Director

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